Exhibit 99.1

For Immediate Release
MAGUIRE PROPERTIES COMPLETES
REFINANCING OF KPMG TOWER AND REPAYMENT OF TERM LOAN

LOS ANGELES, September 12, 2007 – Maguire Properties, Inc. (NYSE: MPG), a southern California focused real estate investment trust, today announced that it has completed a new $400.0 million, 5-year, financing with Eurohypo AG, New York Branch, at a variable rate of LIBOR plus 150%, for its KPMG Tower property in Downtown Los Angeles.  In anticipation of this loan, the Company entered into a forward-starting interest rate swap agreement to hedge this loan, which effectively fixes the interest rate on this loan at 7.06%.  The net proceeds of the refinancing, after repayment of the existing $210.0 million mortgage loan and payment of closing costs and loan reserves, were approximately $130 million.

KPMG Tower is an architecturally significant, 45 story office building in Wells Fargo Center located on Bunker Hill in Downtown Los Angeles.  The property features 1.1 million square feet.

The Company also announced it will now fully repay its $400.0 million term loan incurred in connection with the April 2007 acquisition of the southern California Equity Office Properties portfolio using approximately $110 million of the net proceeds from the KPMG Tower refinancing.  In addition, the Company has no borrowings outstanding under its $130.0 million revolving credit facility.

After reflecting the refinancing of the KPMG Tower and the paydown of the $400.0 million term loan, approximately, 88% of the Company’s outstanding debt is now fixed (or swapped to a fixed rate) at a weighted average interest rate of approximately 5.6% on interest only basis with a remaining term of approximately eight years.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into new leases or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 9, 2007.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558